SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2005

CAP ROCK ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

TEXAS

(State or Other Jurisdiction of Incorporation or Organization)

0-32667	75-2794300
(Commission File Number)	(I.R.S Employer
Identification No.)

500 West Wall Street, Suite 400, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (432) 683-5422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On August 26, 2005, Cap Rock Energy Corporation (“Company”) received notice from the staff of The American Stock Exchange (“Amex”) indicating that the Company is not in compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide as a result of the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended June 30, 2005.

The Amex notice requires the Company to submit a plan by September 9, 2005, advising Amex of any action it has taken, or will take, to file its Form 10-Q for the quarter ended June 30, 2005, and bring the Company into compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide by no later than October 6, 2005. The Amex notice states that if the Company is not in compliance with Sections 134, 1003(d) and 1101 by October 6, 2005, Amex may initiate delisting proceedings, as appropriate. Further, if the Company does not submit a plan or if its plan is not accepted by Amex, the Company may be subject to delisting proceedings. In either event, the Company may appeal if the Amex staff makes a determination to initiate delisting proceedings in accordance with applicable Amex rules.

In the letter, Amex also noted that within five days of August 26, 2005, the Company will be included in a list of issuers, which is posted daily on the Amex website, that are not in compliance with the continued listing standards and “.LF” will be appended to the Company’s ticker symbol whenever the Company’s trading symbol is transmitted with a quotation or trade. The website posting and indicator will remain in effect until the Company has regained compliance with all applicable continued listing standards.

ITEM 4.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 24, 2005, the Audit Committee of Cap Rock Energy Corporation (“Company”) concluded that the Company would amend and restate its previously issued financial statements and other financial information contained in its Form 10-Q for the quarter ended March 31, 2005, and Form 10-K, as amended, for the fiscal year ended December 31, 2004.  As a result, the financial statements contained in those filings should no longer be relied upon. The Audit Committee has discussed the matters contained in this Form 8-K with the Company’s independent auditors, KPMG LLP.

The Company has identified a financial statement income tax matter that will result in additional income tax expense.  The tax matter relates to the income tax treatment for financial reporting purposes regarding the exempt status of one of the Company’s subsidiaries.  Under the accounting rules, such additional expense and disclosures regarding this treatment must be made to the above mentioned financial statements.  Due to the complex nature of this matter, the Company is in the process of requesting guidance from the Internal Revenue Service.

The Company believes the effect on the quarter ended March 31, 2005 is an additional income tax expense of approximately $534,000; and the effect on the fiscal year ended December 31, 2004 is an additional income tax expense of approximately $1,907,000.  The final adjustments will be reflected in the restated filings when filed.  Following the completion of these adjustments, the Company will also file its Form 10-Q for the quarter ended June 30, 2005.

The change in income tax expense will not require an immediate cash outlay since the issue will affect deferred income taxes payable. The Company had generated NOL’s in earlier periods that would be used to offset the presumed taxable nature of the subsidiary. The earlier than expected use of the net operating losses may also result in increased taxes payable and a comparable decrease in earnings in future periods to the extent of the unavailable net operating losses.

After reviewing the circumstances discussed above, the Company has implemented additional controls surrounding procedures associated with issues and positions proposed by outside professional consultants that are adopted by the Company.

On August 30, 2005 the Company issued a press release announcing its decision to restate and the receipt of the notification from AMEX discussed in Item 3.01  A copy of the press release containing the announcements is included as Exhibit 99.1, and is being furnished, not filed.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

	(c)	Exhibits

		99.1	Press Release by Cap Rock Energy Corporation, August 30, 2005, which is being furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAP ROCK ENERGY CORPPORATION

	By:	/s/ Celia B. Page
August 30, 2005	Celia B. Page
Vice President, Chief Accounting Officer,
Assistant Secretary/Treasurer and Controller
(Chief Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release by Cap Rock Energy Corporation, August 30, 2005